Exhibit B

APPLICATION FOR SHARES

Date : 12-Dec-2023

The Board of Directors

Cre8 Enterprise Limited

Ritter House, Wickhams Cay II,

PO Box 3170, Road Town, Tortola,

British Virgin Islands (the “Company”)

Dear Sirs,

We write to subscribe for and agree to take a total of 2,500 Class B ordinary shares with no par value (the “Shares”) in the Company to be issued by you and credited as fully paid pursuant to the Reorganisation Agreement dated 12-Dec-2023 made among the Company, Cre8 Incorporation Limited, and us in consideration of our transfer to Cre8 Incorporation Limited of 5,000,000 ordinary shares in Cre8 (Greater China) Limited, a company incorporated in Hong Kong (Company No. 1074600).

We hereby agree to take the Shares subject to the provisions of the Memorandum and Articles of Association of the Company and we hereby authorise you to enter our particulars in the Company’s Register of Members.

We give below our particulars as follows:-

Name:	Cre8 Investments Limited
Company No.	BVI Company No. 1375789
Registered Office:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110. British Virgin Islands

This letter shall be governed by the laws of the British Virgin Islands.

Yours faithfully,

/s/ Seng Jin Lee

Seng Jin Lee

For and on behalf of Cre8 Investments Limited